EXHIBIT 99.6
                       MRS. FIELDS' ORIGINAL COOKIES, INC.

                            Offer for all Outstanding
                     10 1/8% Series A Senior Notes due 2004
                                 in Exchange for
                     10 1/8% Series B Senior Notes due 2004,
                        which Have Been Registered Under
                           the Securities Act of 1933,
                                   As Amended


To:      Brokers, Dealers, Commercial Banks,
       Trust Companies and Other Nominees:

       Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields", the "Issuer" or the "Company") is offering, upon and subject to the terms and conditions set forth in the prospectus dated March __, 1998 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") their 10 1/8% Series B Senior Notes due 2004, which have been registered under the Securities Act of 1933, as amended, for their outstanding 10 1/8% Series A Senior Notes due 2004 (the "Old Senior Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the registration rights agreement in respect of the Old Senior Notes, dated November 26, 1997, by and among the Issuer and the initial purchasers referred to therein.

       We are requesting that you contact your clients for whom you hold Old Senior Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Senior Notes registered in your name or in the name of your nominee, or who hold Old Senior Notes registered in their own names, we are enclosing the following documents:

1.   Prospectus dated March , 1998;

2. TheLetter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Old Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

5.   Guidelines  for   Certification  of  Taxpayer   Identification   Number  on
     Substitute Form W-9; and

6. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

       Your prompt action is requested. The Exchange Offer will expire at midnight, New York City time, on April __, 1998, unless extended by the Issuer (the "Expiration Date"). Old Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
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       To  participate  in the  Exchange  Offer,  a duly  executed  and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Senior Notes, or a timely confirmation of a book-entry transfer of such Old Senior Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

       If a registered holder of Old Senior Notes desires to tender, but such Old Senior Notes are not immediately available, or time will not permit such holder's Old Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange OfferCGuaranteed Delivery Procedures."

       The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Senior Notes held by them as nominee or in a fiduciary capacity. The Issuer will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Holders will not be obligated to pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Senior Notes pursuant to the Exchange Offer.

       Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                            Very truly yours,



                                            Mrs. Fields' Original Cookies, Inc.


       NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures